EXHIBIT 16


February 4, 1996

Securities and Exchange Commission
450 5th Street N.W.
Washington, D.C.  20549

Gentlemen:

We have been furnished with a copy of the response to Item 4 of Form 8-K for the event that occurred on February 12, 1996, to be filed by our former client, Solitron Devices, Inc. We agree with the statements made in response to that
Item insofar as they relate to our Firm.

Very truly yours,


/s/ BDO SEIDMAN, LLP
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BDO Seidman, LLP